Exhibit 99.1

NEWS RELEASE
For Immediate Release
Contact: John Roselli
Chief Financial Officer
(610) 729-3750

CSS INDUSTRIES REPORTS FISCAL 2017 FULL YEAR AND FOURTH QUARTER RESULTS

Full Year Summary

•	Sales increase of 1.7 percent, primarily due to acquisitions

•	Net income of $28.5 million

•	Adjusted EBITDA of $25.1 million

•	Diluted earnings per share (“EPS”) of $3.13; adjusted diluted EPS of $1.41

•	Completed McCall acquisition in December 2016 as part of the Company’s strategy to increase its presence in the craft category

Fourth Quarter Summary

•	Sales grew 3.4 percent, primarily due to acquisitions

•	Net loss of $5.2 million

•	Adjusted EBITDA of ($3.1) million

•	Loss per share of $0.57; adjusted loss per share of $0.21

PLYMOUTH MEETING, PA, June 7, 2017 - CSS Industries, Inc. (NYSE: CSS), a leading consumer products company within the seasonal, celebrations and craft markets, today announced results for the quarter and full fiscal year ended March 31, 2017.

Fourth quarter net sales were $58.7 million compared to $56.7 million in the fourth quarter of fiscal 2016, an increase of 3.4 percent. Sales attributable to the recently acquired net assets of The McCall Pattern Company (“McCall”) were approximately $7.1 million in the quarter. The net loss for the quarter was $5.2 million compared to a net loss of $0.6 million in the prior year period. Adjusted EBITDA was ($3.1) million, including ($1.1) million of operating loss before depreciation and write-off of inventory step-up attributable to McCall, compared to $1.5 million in the prior fiscal year period. The loss per share was $0.57 compared to $0.06 in the prior year period. The adjusted loss per share of $0.21 in the fourth quarter of fiscal 2017 compares to adjusted diluted EPS of $0.01 in the fourth quarter of fiscal 2016.

For the full year, net sales were $322.4 million compared to $317.0 million in the prior fiscal year, an increase of 1.7 percent. Sales attributable to McCall were $8.1 million for fiscal 2017 and sales attributable to the Company’s acquisition in February 2016 of the net assets of Blumenthal Lansing Company LLC (“Blumenthal”) were $14.0 million compared to $2.4 million in fiscal 2016. Net income was $28.5 million compared to $17.2 million in the prior fiscal year. The large increase in net income was attributable to a $20.0 million bargain purchase gain recognized on the acquisition of McCall in fiscal 2017, which primarily reflects the step-up of McCall’s inventory to fair value (the estimated selling price less selling costs). Adjusted EBITDA was $25.1 million in fiscal 2017 compared to $35.6 million in the prior fiscal year. Diluted EPS was $3.13 compared to $1.87 in the prior fiscal year. Adjusted diluted EPS was $1.41 in fiscal 2017 compared to $1.94 in fiscal 2016.

“Our fourth quarter sales and adjusted EBITDA excluding the McCall and Blumenthal acquisitions were below last year as our customers continued to adjust inventory levels, which pressured sales volumes and resulted in unabsorbed costs,” said Christopher J. Munyan, Chief Executive Officer and President. “We also incurred $1 million of inventory costs related to the issues associated with our warehouse consolidation earlier in the year. I am confident that these issues are behind us now.”

The following is a summary of net sales by product category (dollars in thousands):

	Quarter Ended March 31,			Year Ended March 31,
	2017	2016	Change	2017	2016	Change
Seasonal	$6,971	$7,541	(7.6)%	$133,749	$136,684	(2.1)%
Celebrations	34,148	35,603	(4.1)%	128,206	130,258	(1.6)%
Craft	17,550	13,600	29.0%	60,476	50,075	20.8%
Total	$58,669	$56,744	3.4%	$322,431	$317,017	1.7%

Seasonal

The Company defines the seasonal product category as products sold to mass-market retailers for holidays and seasonal events including Christmas, Valentine’s Day, Easter and back-to-school. Sales and production forecasts for these products are known well in advance of shipment. The seasonal nature of this business has historically resulted in lower sales levels in the first and fourth quarters, and higher sales levels in the second and third quarters.

Seasonal net sales declined 7.6 percent in the fourth quarter of fiscal 2017 compared to the fourth quarter of fiscal 2016, driven primarily by lower back-to-school sales. For the full year, seasonal net sales declined 2.1 percent compared to the prior fiscal year, reflecting lower Christmas sales, primarily of boxed Christmas cards, ribbons and bows. These sales declines were partially offset by higher sales of gift bags and gift wrap.
Celebrations

The Company defines the celebrations product category as products primarily designed to celebrate certain life events or special occasions such as weddings, birthdays, anniversaries, graduations, or the birth of a child. These products are primarily sold into mass and specialty retailers, floral and packaging wholesalers and distributors. Products in this category are generally ordered on a replenishment basis throughout the year.

Celebrations net sales declined 4.1 percent in the fourth quarter and 1.6 percent for the full year, primarily due to declining ribbon usage at florists and grocery stores. These declines were partially offset by higher sales of stationery, journals and gift card holders.

Craft

The craft product category reflects products used for craft activities including ribbons, buttons, sewing patterns and accessories. These products are sold to mass market and specialty retailers on a replenishment basis.

Craft net sales increased 29.0 percent in the fourth quarter compared to the prior fiscal year, primarily driven by the McCall acquisition, which added $7.1 million of sales in the quarter. Excluding the McCall acquisition, net sales were $3.1 million lower than the comparable prior year period, due to the timing of a craft ribbon reset at a large customer. For the full year, craft net sales increased 20.8 percent, primarily due to the acquisitions of Blumenthal and McCall. This was partially offset by lower craft ribbon sales resulting from poor shipping performance related to a warehouse consolidation project as well as customer inventory management.

Income Tax Items
The Company benefited from certain discreet tax items in the fourth quarter and full year.  In the fourth quarter, the Company recorded an income tax benefit of $0.7 million, or $0.08 per diluted share, related to the permanent reinvestment of current year offshore earnings at a lower income tax rate.  In addition, the Company completed a state income tax nexus study, which resulted in a tax benefit of $0.6 million, or $0.07 per diluted share, in the fourth quarter. For the full year, the Company recorded income tax benefits of $2.1 million, or $0.23 per diluted share, related to permanent reinvestment and state income tax nexus study benefits.
Balance Sheet and Cash Flow

The Company ended the year with $67.6 million of cash, cash equivalents, and short-term investments compared to $79.7 million at the end of the prior fiscal year. The lower balance was largely attributable to the acquisition of McCall. Inventory balances were approximately $32.2 million higher than the prior fiscal year, primarily attributable to the McCall acquisition and the related write-up to fair value of the inventory acquired.

Cash provided by operating activities was $14.9 million for fiscal 2017 compared to $15.1 million in the prior fiscal year. Capital expenditures were $5.0 million in fiscal 2017 compared to $6.4 million in the prior fiscal year. The Company returned $7.3 million to shareholders through cash dividends, compared to $6.8 million in the prior fiscal year.

Outlook

The Company expects to generate net sales of $345 million to $355 million in its fiscal year ending March 31, 2018, resulting in year over year growth of 7 percent to 10 percent. The primary driver of growth will be the full year impact of the McCall acquisition as well as modest organic growth in the craft and celebrations categories.

Net income is expected to be in the range of $1 million to $4 million compared to $28.5 million in fiscal 2017. The large reduction in reported net income will be largely attributable to the write-up of McCall acquired inventory to fair value (estimated net selling price less costs to dispose) resulting in a $20.0 million bargain purchase gain in fiscal 2017, and the corresponding sale of that inventory at little to no gross margin throughout fiscal 2018. The Company will adjust for these impacts in its adjusted EBITDA to reflect the normalized performance of McCall until the acquired inventory has been sold.

Adjusted EBITDA for fiscal 2018 is expected to be in the range of $30 million to $33 million compared to $25.1 million in fiscal 2017. The expected growth in adjusted EBITDA reflects volume growth, cost reductions, synergies from acquisitions and improved performance following the Company’s warehouse consolidation completed in fiscal 2017.

“We are expecting a much stronger year in our 2018,” said Mr. Munyan. “Due to the changing composition of our business and uneven customer replenishment patterns, we expect to see most of the improvement in our second, third and fourth quarters.”

“We are excited about the addition of McCall and the positive sales and earnings contribution it will provide. We are also launching innovative new products to the craft and celebrations markets. We are expecting significantly better performance from our now-consolidated warehouse and we have a stronger leadership team for the future," said Mr. Munyan. "This outlook does not consider the potential effect of any acquisitions the Company may complete in fiscal 2018. Acquisitions continue to be part of the Company's overall strategy."

Note: The Company will begin hosting conference calls to discuss financial results beginning with the first quarter of fiscal 2018.

About CSS Industries, Inc.

CSS is a consumer products company within the seasonal, celebrations and craft markets that is primarily engaged in the design, manufacture, procurement, distribution and sale of seasonal, celebrations and craft social expression products, principally to mass market retailers. These products include craft ribbon and buttons, packaging ribbon and bows, sewing patterns, classroom exchange Valentines, infant products, journals, fashion buttons, boxed greeting cards, gift tags, gift card holders, gift bags, gift wrap, decorations, floral accessories, craft and educational products, Easter egg dyes and novelties, memory books, scrapbooks, stickers, stationery, and other items that commemorate life’s celebrations.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to the Company’s expectation that the issues relating to its warehouse consolidation project are now behind it; the Company’s expected levels of net sales, net income, and adjusted EBITDA for fiscal 2018; the Company's plan to host conference calls to discuss its financial results beginning with the first quarter of fiscal 2018; and the acquisitions component of the Company's overall strategy. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, risks associated with the Company’s warehouse consolidation project, including the risk that past issues may recur and that the expected efficiencies may not be realized; inherent uncertainties associated with assumptions used to forecast fiscal 2018 net sales, net  income and adjusted EBITDA; execution risks that may impact the Company ability to achieve the levels of net sales, net income and adjusted EBITDA forecasted for fiscal 2018; risks associated with the acquisition of the McCall and Blumenthal businesses, including the risk that the Company may not be able to successfully manage and integrate the McCall and Blumenthal businesses; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); information technology risks, such as cyber attacks and data breaches; increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.
CSS’ consolidated results of operations for the three months and twelve months ended March 31, 2017 and 2016, condensed consolidated balance sheets as of March 31, 2017 and March 31, 2016 and condensed consolidated statements of cash flows for the fiscal years ended March 31, 2017 and 2016 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2017	2016	2017	2016

Net sales	$58,669	$56,744	$322,431	$317,017

Costs and expenses
Cost of sales	46,455	39,894	229,342	214,746
Selling, general and administrative expenses	22,384	18,680	83,375	76,047
Loss (gain) on bargain purchases	97	—	(19,990)	—
Interest expense (income), net	36	(69)	29	(112)
Other expense (income), net	200	(296)	(12)	(305)
	69,172	58,209	292,744	290,376

(Loss) income before income taxes	(10,503)	(1,465)	29,687	26,641

Income tax (benefit) expense	(5,332)	(876)	1,183	9,405

Net (loss) income	$(5,171)	$(589)	$28,504	$17,236

Net (loss) income per common share
Basic	$(0.57)	$(0.06)	$3.14	$1.88
Diluted	$(0.57)	$(0.06)	$3.13	$1.87

Weighted average shares outstanding
Basic	9,087	9,063	9,074	9,147
Diluted	9,087	9,063	9,115	9,239

Cash dividends per share of common stock	$0.20	$0.20	$0.80	$0.74

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2017	March 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$47,693	$19,927
Short-term investments	19,931	59,806
Accounts receivable, net	48,814	45,144
Inventories	105,258	73,022
Prepaid expenses and other current assets	10,793	12,792
Total current assets	232,489	210,691

Property, plant and equipment, net	35,764	27,053

Deferred income taxes	—	3,193

Other assets:
Goodwill	19,916	19,974
Intangible assets, net	43,879	42,183
Other	7,146	6,832
Total other assets	70,941	68,989

Total assets	$339,194	$309,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$220	$—
Accrued customer programs	5,030	3,275
Other current liabilities	31,133	30,530
Total current liabilities	36,383	33,805

Long-term debt, net of current portion	456	—

Deferred income taxes	4,430	—

Other long-term obligations	3,771	4,631

Stockholders' equity	294,154	271,490

Total liabilities and stockholders’ equity	$339,194	$309,926

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$28,504	$17,236
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,477	8,308
Accretion of investment discount	(196)	(329)
Provision for accounts receivable allowances	5,188	2,712
Deferred tax (benefit) provision	(1,608)	1,868
Gain on bargain purchases	(19,990)	—
Loss (gain) on sale or disposal of assets	88	(120)
Share-based compensation expense	1,653	1,654
Changes in assets and liabilities, net of acquisitions	(7,245)	(16,206)
Net cash provided by operating activities	14,871	15,123
Cash flows from investing activities:
Maturities of investment securities	60,000	95,000
Purchase of held-to-maturity investment securities	(19,928)	(84,632)
Purchase of businesses	(15,039)	(19,545)
Purchase of property, plant and equipment	(4,957)	(6,411)
Purchase of intangibles	(100)	—
Proceeds from sale of assets	311	1,530
Net cash provided by (used for) investing activities	20,287	(14,058)
Cash flows from financing activities:
Payments on long-term debt	(65)	—
Dividends paid	(7,273)	(6,764)
Purchase of treasury stock	—	(11,274)
Proceeds from exercise of stock options	123	770
Payments for tax withholding on net restricted stock settlements	(527)	(520)
Tax effect of stock awards	286	221
Net cash used for financing activities	(7,456)	(17,567)
Effect of exchange rate changes on cash	64	—
Net increase (decrease) in cash and cash equivalents	27,766	(16,502)
Cash and cash equivalents at beginning of period	19,927	36,429
Cash and cash equivalents at end of period	$47,693	$19,927

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands, except per share amounts)

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) in this release, the Company has provided certain non-GAAP financial information, specifically adjusted diluted EPS and adjusted EBITDA. These measures are non-GAAP metrics that exclude various items detailed in the accompanying financial tables reconciling U.S. GAAP results to non-GAAP results included in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period to period comparisons of the Company’s operating results. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company has reconciled the non-GAAP information included in this release to the nearest U.S. GAAP measures, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2017	2016	2017	2016
Diluted (loss) earnings per share	$(0.57)	$(0.06)	$3.13	$1.87
Loss (gain) on bargain purchases	0.01	—	(2.19)	—
Deal and transition costs on acquisitions	0.07	0.07	0.17	0.07
Purchase accounting cost of goods sold	0.22	—	0.24	—
Severance	0.04	—	0.04	—
Legal settlements	0.01	—	0.01	—
Adjusted diluted (loss) earnings per share (1)	$(0.21)	$0.01	$1.41	$1.94

Net (loss) income	$(5,171)	$(589)	$28,504	$17,236
Interest expense (income)	36	(69)	29	(112)
Other expense (income)	200	(296)	(12)	(305)
Income tax (benefit) expense	(5,332)	(876)	1,183	9,405
Depreciation and amortization	2,150	2,179	8,477	8,308
Loss (gain) on bargain purchases	97	—	(19,990)	—
Deal and transition costs on acquisitions	989	1,109	2,473	1,109
Purchase accounting cost of goods sold	3,125	—	3,577	—
Severance	654	—	654	—
Legal settlements	200	—	200	—
Adjusted EBITDA	$(3,052)	$1,458	$25,095	$35,641

(1) Adjusted earnings per diluted share may not foot due to rounding.

CSS Industries, Inc.
Adjusted EBITDA Guidance
Non-GAAP Reconciliation
(Unaudited)
(in millions)
FY 2018
Net income	$1.5 - $3.6
Income tax expense	0.3 - 1.0
Other (income)	(0.6)
Depreciation and amortization	9.4
McCall inventory step-up amortization	17.8
Acquisition integration and other	1.9
Adjusted EBITDA	$30.3 - $33.1